Exhibit 99.3
Execution Copy

20 August 2026

FRESENIUS SE & CO. KGAA

as Seller
and

J.P. Morgan SE

as Purchaser

SHARE PURCHASE AGREEMENT

relating to 7,800,000 ordinary bearer shares in

Fresenius Medical Care AG
(ISIN: DE0005785802)

Linklaters LLP

THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made on 20 August 2026 between:

(1)
Fresenius SE & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Federal Republic of Germany (the "Seller"); and

(2)
J.P. Morgan SE, Taunustor 1 (TaunusTurm), 60310 Frankfurt am Main, Federal Republic of Germany (the "Purchaser" and, together with the Seller, each a "Party" and together the "Parties").

RECITALS

(A)
Fresenius Medical Care AG is a German stock corporation (Aktiengesellschaft) existing under the laws of Germany, with registered office at Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Germany, registered with the commercial register of the local court (Amtsgericht) of Hof, Germany, under number HRB 6841 (the "Company").

(B)
The share capital (Grundkapital) of the Company amounts to EUR 268,564,630.00 and is divided into 268,564,630 ordinary bearer shares with no par value (auf den Inhaber lautende Stückaktien) each with a pro rata amount of the share capital of EUR 1.00 (the "Shares").

(C)
The Shares are represented by a global share certificate, which is deposited with Clearstream Europe AG ("CEF"). The shareholders' right to receive individual share certificates is generally excluded by § 5(2) of the articles of association of the Company.

(D)
The Shares are listed in the regulated market (prime standard) at the Frankfurt Stock Exchange (ISIN DE0005785802) and American depositary shares representing the Shares are listed on the New York Stock Exchange.

(E)
As at the date of this Agreement, the Seller holds 74,981,358 Shares, representing 27.92% of the share capital of the Company and intends to sell 7,800,000 Shares (the "Purchase Shares") to the Purchaser (the "Transaction").

(F)
The Seller understands that the Purchaser may, at its discretion, reoffer the Purchase Shares purchased from the Seller to purchasers identified by the Purchaser in transactions exempt from registration under the Securities Act.

NOW, THEREFORE, the Parties enter into the Agreement:

1
Definitions

In this Agreement:

"Closing Date" means 25 August 2026 (T+2) or such other date as the Seller and the Purchaser may agree.

"EEA" means the European Economic Area.

"Fresenius Group" means the Seller and its Subsidiaries taken as a whole.

"General Partner" means Fresenius Management SE.

"Germany" means the Federal Republic of Germany.

"Gross Purchase Price" means the aggregate purchase price payable by the Purchaser to the Seller for the Purchase Shares, calculated as the Purchase Price per Purchase Share multiplied by the number of Purchase Shares purchased by the Purchaser under this Agreement.

"MAR" means Regulation (EU) No. 596/2014, as amended (Market Abuse Regulation).

"Material Adverse Effect" means a material adverse effect on (i) the financial condition (actual or contingent) of the Seller or the Fresenius Group, respectively, or (ii) the ability of the Seller to perform its obligations under this Agreement.

"Net Payment Amount" means:

(i)
the Gross Purchase Price; minus

(ii)
the Underwriting Fee.

"Prospectus Regulation" means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended.

"Purchase Price" means EUR 39.56 per Purchase Share.

"Regulation S" means Regulation S under the Securities Act.

"Relevant Member State" means any member state of the European Economic Area.

"Rule 144A" means Rule 144A under the Securities Act.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Subsidiary" means any corporation, limited liability company, association, partnership or other business entity whose results of operations are consolidated in accordance with IFRS with those of the Seller.

2
Sale and Purchase

2.1
Subject to the terms and conditions of this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase the Purchase Shares at the Purchase Price.

2.2
The Seller understands that the Purchaser may, at its discretion, and on the basis of the representations warranties and undertakings contained herein, reoffer the Purchase Shares purchased from the Seller (i) outside the United States in reliance on Regulation S and (ii) within the United States only to persons reasonably believed to be qualified institutional buyers within the meaning of Rule 144A in transactions exempt from the registration requirements of the Securities Act.

3
Settlement

3.1
The Seller and the Purchaser agree that the Purchase Shares shall be transferred to the Purchaser concurrently with and in consideration of (Zug-um-Zug) payment of the Net Payment Amount at 9:00 a.m. (Frankfurt am Main time) on the Closing Date free of all costs and rights of third parties. The transfer of the Purchase Shares and the payment of the Net Payment Amount will be effected by way of a "payment/delivery transaction" (Zahlungs-/Lieferungsgeschäft) (within the meaning of sec. A no. I in conjunction with sec. B no. XXIV (2) and XXV (2) of the General Terms and Conditions of CEF dated 2 September 2024–Clearstream GTC).

3.2
The Seller will instruct its custodian bank to transfer the Purchase Shares by way of a "payment/delivery transaction" (Zahlungs/Lieferungsgeschäft) to the following securities account of the Purchaser:

Global Agent Name:	J.P. Morgan SE, Frankfurt am Main

S.W.I.F.T. BIC:	CHASDEFXEQL
Local Agent Name:	J.P. Morgan SE, Frankfurt am Main
S.W.I.F.T. BIC:	CHASDEFXEQL
CEF Securities Account Number:	4444

concurrently with and in consideration of (Zug-um-Zug) payment of the Net Payment Amount.

3.3
The Purchaser will make available the Net Payment Amount by way of "payment/delivery transaction" (Zahlungs/Lieferungsgeschäft) concurrently with and in consideration of (Zug-um-Zug) the delivery of the Purchase Shares on the following Seller account:

Market:	Germany
S.W.I.F.T. BIC:	COBA DE FF XXX
SAC to Party 1 REAG / DEAG:	DAKV7004000
Account:	7004
PSET:	DAKVDEFFXXX

4
Underwriting Fee and Expenses

4.1
Underwriting Fee

The Seller will pay to the Purchaser an underwriting fee equal to 0.50 per cent of the Gross Purchase Price (the "Underwriting Fee") on the Closing Date. The Underwriting Fee shall be satisfied by way of set-off against the Gross Purchase Price payable by the Purchaser on the Closing Date. The Underwriting Fee is payable plus VAT (if applicable).

4.2
Expenses

Each Party shall bear its own costs and expenses in connection with the Transaction.

5
Seller's Representations, Warranties and Undertakings

5.1
The Seller represents and warrants by way of an independent guarantee and irrespective of negligence (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne des § 311 BGB) on the date hereof and as of the Closing Date to the Purchaser that:

5.1.1
the Seller is a duly incorporated partnership limited by shares (Kommanditgesellschaft auf Aktien) with a societas europaea as general partner under the laws of Germany and European law with power and authority (corporate and other) to own its properties and conduct its businesses;

5.1.2
the Seller is not in insolvency or liquidation and no reasons for the opening of insolvency proceedings exist;

5.1.3
this Agreement and any other relevant transaction documents have been or will have been duly authorized, executed and delivered by the Seller or by the General Partner acting on behalf of the Seller, and each constitutes or will constitute legal, valid, and binding obligations of the Seller, enforceable in accordance with their respective terms, subject to the laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law);

5.1.4
the execution, delivery and performance of this Agreement by the Seller or by the General Partner acting on behalf of the Seller will not conflict with or infringe any applicable law, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Seller or any of its properties, or any agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the properties of the Seller is subject or any provision of the constitutional documents of the Seller and will not result in any violation of the terms of any material instrument or agreement to which the Seller is a party or by which the Seller or its property is bound;

5.1.5
the most recently published IFRS audited consolidated financial statements, together with the related notes, and the most recently published unaudited consolidated interim financial statements, together with the related notes, issued subsequent thereto (if any) of the Seller present fairly the financial position, results of operations and cash flows of the Seller and its Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with IFRS, applied on a consistent basis, except as otherwise stated therein;

5.1.6
other than as publicly disclosed, there are no pending proceedings, actions or suits against or affecting either the Seller or the Fresenius Group, which, if determined adversely to it would have a Material Adverse Effect, or which directly relate to the Transaction; and to the best of its knowledge no such proceedings, actions or suits are threatened or contemplated;

5.1.7
all licenses, consents, approvals, authorizations, orders, and clearances, if any, from all regulatory authorities required by the Seller for or in connection with, the Transaction, and the execution of, delivery of and compliance with, the terms of, this Agreement have been obtained and are in full force and effect;

5.1.8
the Seller is the sole legal owner of the Purchase Shares, the Purchase Shares are fully paid and fully entitled to dividends for the fiscal year 2026 of the Company as well as free from any rights of third parties (except for security interests of the custodian banks) and freely transferable;

5.1.9
upon delivery of the Purchase Shares, the Purchase Shares will not be subject to any security interests, charges, liens and encumbrances, pre-emptive rights or any other third party rights (except for any statutory liens in favor of custodial banks in their capacity as "Depotbanken"), and will be freely transferable under applicable German laws under terms as provided in the Company's articles of association and will rank pari passu in all respects and are fully fungible with the other outstanding ordinary bearer shares of the Company;

5.1.10
the Purchase Shares are validly issued and effectively admitted to trading on the regulated market and the sub-segment of the regulated market with additional post admission obligations (Prime Standard) of the Frankfurt Stock Exchange;

5.1.11
the sale of the Purchase Shares by the Seller in the manner contemplated hereby will not violate the laws applicable in Germany or any other jurisdiction relevant for the actions of the Seller restricting or prohibiting insider trading or insider dealing in securities assuming, to the extent relevant, that such laws would be applicable to the sale of the Purchase Shares;

5.1.12
none of the Seller, any of its affiliates (as defined in Rule 501(b) of Regulation D ("Regulation D") under the Securities Act, an "Affiliate") or any person acting on its or their behalf (other than the Purchaser, as to whom no representation or warranty is made) has taken or will take, directly or indirectly, any action to facilitate the sale or resale of the Purchase Shares through stabilization of the price of any security of the Company;

5.1.13
none of the Seller, any of its Affiliates or any person acting on its or their behalf (other than the Purchase, as to whom no representation or warranty is made):

(i)
has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy or sell any security, or has otherwise negotiated or will negotiate in respect of any security under circumstances that would require the registration of any Purchase Shares under the Securities Act;

(ii)
has engaged or will engage in any "general solicitation" or "general advertising" (within the meaning of Rule 502(c) of Regulation D) with respect to the Purchase Shares; or

(iii)
has engaged or will engage in "directed selling efforts" (within the meaning of Rule 902(c) of Regulation S) with respect to the Purchase Shares;

5.1.14
the Company is a "foreign issuer" (as defined in Rule 405 under the Securities Act) and the Seller reasonably believes that there is no "substantial U.S. market interest" (as defined in Rule 902(j) of Regulation S) in the class of securities of which the Purchase Shares is part;

5.1.15
to the knowledge of the Seller, the Company is not, and as a result of the sale of the Purchase Shares contemplated herein, will not be, an "investment company" as defined in the United States Investment Company Act of 1940, as amended;

5.1.16
none of the Seller, any of its Subsidiaries, directors, officers or, to the best knowledge of the Seller, employees or any agent, affiliate or representative of the Seller is an individual or entity (a "Seller Person") currently the subject of any Sanctions. In this clause "Sanctions" shall be defined collectively as any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government, including, without limitation, the U.S. Department of Treasury's Office of the Foreign Assets Control ("OFAC"), the U.S. Department of State; the United Nations Security Council ("UNSC"); the European Union; United Kingdom's His Majesty's Treasury ("HMT"); Germany or any other relevant sanctions authority, including the United Nations.

None of the Seller, any of its Subsidiaries, directors, officers or, to the best knowledge of the Seller, employees, any agent, affiliate or representative of the Seller is owned 50% or more by or otherwise controlled by, or acting on behalf of, one or more Seller Persons subject to Sanctions.

Neither the Seller nor any of its Subsidiaries is located, organized, resident or operating in Afghanistan or a country, region or territory that is the subject or the target of comprehensive, country-wide geographic Sanctions which as of the date of this Agreement include the Crimea, the "Donetsk People's Republic", the "Luhansk People's Republic", Cuba, Iran and North Korea (each a "Sanctioned Country") in violation of Sanctions.

The Seller has instituted and maintains policies and procedures designed to prevent violations of Sanctions by the Seller and by persons directly associated with the Seller.

The Seller does not have and do not intend to have any business operations or other dealings in any Sanctioned Country, with any Specially Designated National (SDN) on OFAC's SDN list or with a designated person targeted by asset freeze sanctions imposed by the United Nations, the European Union or HMT, (i) involving commodities or services of a Sanctioned Country origin, or (ii) shipped to, through, or from a Sanctioned Country, or (iii) shipped on a Sanctioned Country owned or registered vessels or aircraft, or (iv) financing or subsidizing any of the foregoing (i) to (iii), exceeding 5% aggregated in comparison to the Seller's consolidated total assets or revenues.

The Seller neither knows nor has reason to believe that it or any of its Subsidiaries, directors, officers or employees is or may become subject of Sanctions-related investigations or juridical proceedings.

The performance of this Agreement and any other agreements and documents delivered or executed in connection herewith will not result in a violation of any applicable Sanctions and the Seller will not directly or indirectly use all or part of the proceeds from the sale of the Purchaser Shares contemplated by this Agreement in any manner that would, to the best knowledge of the Seller, result in a violation by it or the Purchaser of Sanctions.

It is acknowledged and agreed that the representation and undertaking in this Clause 5.1.16 shall not be given if and to the extent that it would result in a breach of (i) any provision of Council Regulation (EC) No 2271/1996 of November 22, 1996 (or any law or regulation implementing such regulation in any member state of the European Union), (ii) § 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) or (iii) the UK Blocking Regulation as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or (iv) any similar blocking or anti-boycott law in the United Kingdom or elsewhere. The representation in this Clause 5.1.16 is only sought by and given to the Purchaser to the extent that to do so would not result in a violation of or a conflict with the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV);

5.1.17
the operations of the Seller and, to the best knowledge of the Seller, its Subsidiaries are and have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the money laundering statutes themselves and the rules and regulations thereunder administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") in all material respects and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Seller or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Seller, threatened;

5.1.18
Anti-Bribery and Anti-Corruption Laws

(i)
neither the Seller nor any of its Subsidiaries or, to the best knowledge of the Seller, any director, officer, agent, employee or affiliate (except for Else Kröner-Fresenius-Stiftung and the Company as to which no representation is being made) of the Seller, or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), the UK Bribery Act or any other applicable anti-bribery law or statute, except for such violations, if any, that, as of the date this representation is given, are not expected to result, individually or in the aggregate, in a Material Adverse Effect or would otherwise be material in the context of the Transaction;

(ii)
neither the Seller nor, to the best knowledge of the Seller, its Subsidiaries, is currently in breach of the FCPA, to the extent the FCPA is applicable to the Seller and its Subsidiaries, the UK Bribery Act and any other applicable anti-bribery law or statute, that would, or could reasonably be expected to, result in a Material Adverse Effect or would otherwise be material in the context of the Transaction; and

(iii)
the Seller and, to the best knowledge of the Seller, its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and compliance with, as applicable, the FCPA, the UK Bribery Act, the OECD Convention on Bribery of Foreign Public Officials in International Transactions or similar laws or regulations of any other relevant jurisdiction;

5.1.19
except for the Transaction, the Seller is not aware of any inside information as defined in Art. 7 MAR and in other applicable laws with respect to the Seller, the Company or the Purchase Shares which is required to be published in accordance with Art. 17(1) MAR or other applicable laws, it being understood, in each case, that the representation in this Clause 5.1.19 shall not oblige any board member, director, officer or employee of the Seller or the General Partner to disclose any circumstances regarding the Company or its consolidated subsidiaries to the Purchaser in contradiction of non-disclosure requirements imposed by applicable statutory law or by contractual agreement in connection with his membership/participation in the activities of the supervisory board (Aufsichtsrat) of the Company; the Seller makes no use of its rights under Art. 17(4) MAR and other applicable laws to delay its obligation to publicly disclose inside information relating to itself;

5.1.20
the Seller has not manipulated, and will not manipulate, the price of any of the Shares or any other security of the Company in violation of MAR or other laws applicable to the Seller; and

5.1.21
none of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Purchaser, as to whom no representation or warranty is made) has distributed and, prior to the Closing Date, none of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Purchaser, as to whom no representation is made) shall distribute, any offering or sales materials in connection with the offering and sale of the Purchase Shares.

5.2
If the Purchaser becomes aware of any circumstances constituting a breach of any of the representations and warranties in Clause 5, the Purchaser may withdraw from this Agreement without giving prior notice and/or claim damages for non-performance (Schadensersatz statt der Leistung) from the Seller.

6
Purchaser's Representations and Warranties

6.1
The Purchaser represents and warrants by way of an independent guarantee and irrespective of negligence (selbständiges verschuldensunabhängiges Garantieversprechen) that:

6.1.1
it acknowledges that the Purchase Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except in accordance with an exemption from the registration requirements of the Securities Act;

6.1.2
none of it, any of its Affiliates or any person acting on its or their behalf:

(i)
has made or will make any offer or sale of the Purchase Shares as part of its distribution at any time except (a) outside the United States in "offshore transactions" (within the meaning of Regulation S) in reliance on Regulation S and (b) within the United States only to persons it reasonably believes are "qualified institutional buyers" (as defined in Rule 144A) and to whom an investor letter has been delivered in transactions exempt from the registration requirements of the Securities Act;

(ii)
has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, or has otherwise negotiated or will negotiate in respect of any security under circumstances that would require the registration of any Purchase Shares under the Securities Act;

(iii)
has engaged or will engage in any "general solicitation" or "general advertising" (within the meaning of Rule 502(c) of Regulation D) with respect to the Purchase Shares; or

(iv)
has engaged or will engage in "directed selling efforts" (within the meaning of Rule 902(c) of Regulation S) with respect to the Purchase Shares;

6.1.3
it has not offered or sold, and agrees that it will not offer or sell, any Purchase Shares to any persons in the EEA except to such persons that are qualified investors within the meaning of the Prospectus Regulation;

6.1.4
in relation to each Relevant Member State it has not made and will not make an offer to the public of any Purchase Shares which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Purchase Shares at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)
to legal entities which are qualified investors as defined in the Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation); or

(iii)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation in the case of a member state of the European Economic Area;

provided that no such offer of Purchase Shares shall result in a requirement for the publication by the Seller or the Purchaser of a prospectus pursuant to the Prospectus Regulation.

For the purposes of this provision, the expression an "offer to the public" in relation to any Purchase Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the sale and the Purchase Shares to be offered so as to enable an investor to decide to purchase any Purchase Shares;

6.1.5
it has not made and will not make an offer to the public in the United Kingdom of any Purchase Shares which are the subject of the offering contemplated by this Agreement, except that it may make an offer to the public in the United Kingdom of any Purchase Shares at any time:

(i)
to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

(ii)
to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR); or

(iii)
in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an "offer to the public" in relation to any Purchase Shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the Placement Shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy the Placement Shares and the expressions "POATR" means the Public Offers and Admissions to Trading Regulations 2024;

6.1.6
it has only communicated or caused to be communicated and will only communicate or cause to be communicated in the United Kingdom any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, the "FSMA")) received by it in connection with the sale of any Purchase Shares, in circumstances in which section 21(1) of the FSMA does not apply to the Seller;

6.1.7
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Placement Shares in, from or otherwise involving the United Kingdom; and

6.1.8
it has not taken, directly or indirectly, any action which was designed to or which has constituted or which might reasonably be expected to cause the stabilization or manipulation of the price of the Purchase Shares.

7
Conditions Precedent

7.1
The obligations of the Purchaser under this Agreement shall further be conditional upon:

7.1.1
the Seller’s representations and warranties made pursuant to this Agreement being true and accurate as of the date hereof and the Closing Date;

7.1.2
the Seller having complied with all of the agreements and undertakings and satisfied all of the conditions on its part to be performed or satisfied under this Agreement on or before the Closing Date; and

7.1.3
the Purchaser shall have received on the Closing Date an opinion of Linklaters LLP, United States counsel to the Seller, to the effect that the offer and sale of the Purchase Shares by the Purchaser as set forth in this Agreement are not required to be registered under the Securities Act.

7.2
The Purchaser may, at its discretion and upon such terms as it thinks fit, waive compliance with any of the conditions contained in Clause 7.1. In the event that the conditions contained in Clause 7.1 have not been satisfied or waived in writing, the Purchaser shall be entitled to terminate this Agreement by written notice to the Seller prior to closing. In such event, no Party shall be under any liability to any other Party in respect of this Agreement, except that all provisions in Clauses 4.2, 8, 12 and 13 of this Agreement shall continue in full force and effect.

8
Indemnification

8.1
Without prejudice to the other rights or remedies of the Purchaser, the Seller agrees with the Purchaser to indemnify the Purchaser and any of its affiliates, and each person who controls the Purchaser (within the meaning of section 15 of the Securities Act or section 20 of the U.S. Securities Exchange Act of 1934) and each of their directors, officers, employees, and agents ("Indemnified Persons" and each an "Indemnified Person") from and against any losses, claims, damages, liabilities, charges, expenses or demands (or actions in respect thereof, whether threatened or pending), in each case including VAT, if applicable, to which they or any of them may become subject, arising out of, or in relation to, or in connection with

(i)
any actual breach of the representations, warranties, obligations or undertakings contained in or made by the Seller pursuant to this Agreement; or

(ii)
any facts and/or circumstances alleged by a third party which, if accurate, would constitute a breach by the Seller of any of its representations, warranties, obligations or undertakings set out in this Agreement.

In each such case, the Seller agrees to reimburse each such Indemnified Person for any legal or other expenses properly incurred by it in connection with investigating, preparing or defending any such loss, claim, damage, liability or action.

8.2
The following shall apply:

8.2.1
Promptly after receipt by an Indemnified Person under this Clause 8 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the indemnifying party under this Clause 8, notify the indemnifying party in writing of the commencement thereof.

8.2.2
The failure so to notify the indemnifying party (i) will not relieve it from liability under this Clause 8 unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Person other than the indemnification obligation provided in this Clause 8.

8.2.3
The Indemnified Person shall be entitled to appoint counsel (including local counsel) at the indemnifying party's expense to represent the Indemnified Person in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, retained by the Indemnified Person or parties except as set forth below); provided, however, that the indemnifying party shall be entitled to reject such appointment for cause (wichtigem Grund) within 10 days of receiving notice of such appointment.

8.3
An Indemnified Person shall not be entitled to any indemnification under Clause 8.1 to the extent that the relevant losses, claims, damages or liabilities have been finally judicially determined to have been caused by such Indemnified Person's willful (Vorsatz) or grossly negligent (grobe Fahrlässigkeit) violation of its warranties, undertakings or other obligations under this Agreement.

8.4
No indemnifying party shall, without the written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action, suit, proceeding (including any governmental or regulatory investigation), claim or demand ("Action") in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such Action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

8.5
Without the written consent of the indemnifying party, such consent not to be unreasonably withheld, an Indemnified Person shall not be entitled to effect the settlement of any Action in respect of which indemnification is being sought hereunder. However, an Indemnified Person may settle such Action without such written consent if (i) the indemnifying party has not within 30 calendar days from the date of receipt of the indemnifying party of the aforementioned request, communicated either the granting or the withholding of its consent or (ii) the indemnifying party is in default with its obligation under Clause 8.1 above, to reimburse the Indemnified Person's legal or other expenses in relation to the Action and such default has continued for 30 calendar days.

8.6
The foregoing indemnities shall remain unaffected by any termination of this Agreement or the completion of the Transaction.

9
Announcement

Each Party undertakes not, without prior written consent of the other Party, to make any announcements or public statements or to publish any documents in connection with the Transaction other than the press release to be published by the Seller on the date of this Agreement in respect of the Transaction and the Schedule 13D/A to be filed by the Seller with the SEC, except in circumstances where a disclosure or announcement of all or any part of the Transaction is requested or required from a Party or its affiliates (as well as any of such party’s and its affiliates’ directors, officers, employees, agents and each person who controls such party) (i) by any applicable law or regulation, (ii) pursuant to a subpoena, request or order of a court or regulatory, self-regulatory or legislative body of competent jurisdiction or exchange, (iii) in connection with any regulatory report, audit of any nature (including without limitation any independent audit), inquiry or other request for information from a regulatory, self-regulatory or legislative body of competent jurisdiction or exchange, and/or (iv) by any governmental or quasi-governmental authority. The foregoing shall not apply to any information which (a) is or becomes generally available to the public otherwise than through a breach by the Purchaser of this Clause 10, (b) was available to the Purchaser on a non-confidential basis, or (c) becomes available to the Purchaser from a third party source not known by the Purchaser to owe a duty of confidentiality to the Seller with respect to such Information and, for the avoidance of doubt, shall not apply to case studies that are targeted at the Purchaser’s investment banking clients only and which only contain information relating to the Seller as described above under (a), (b) or (c).

10
Lock-up Undertaking

The Seller undertakes that during the period ending 45 days after the end of the date of this Agreement (the "Lock-up Period") it will not, without the prior written consent of the Purchaser, at any time, sell, contract to sell, offer, pledge, assign, grant any option over or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities exchangeable for or convertible into, or substantially similar to, Shares, or enter into any other transaction with the same economic effect.

The foregoing restrictions shall not apply to

10.1
the transfer (sale/assignment) of the Purchase Shares in connection with this Agreement;

10.2
any sale, transfer or disposal of Shares held by the Seller to any of its affiliates, provided that such affiliate agrees to the lock-up undertaking provided herein; and

10.3
any sale, transfer or disposal of Shares to the Company in connection with any share buyback by the Company in whichever form.

The foregoing provision shall survive any modification, completion or termination of this Agreement.

11
Communications

Any notice or communication relating to this Agreement shall be given written form to the following addresses:

11.1
if to the Seller:

Fresenius SE & Co. KGaA

Else-Kröner-Str. 1
61352 Bad Homburg vor der Höhe
Federal Republic of Germany

Attention:
Juliane Beckmann
Telephone:
+ 49 (0) 6172 608 5118

11.2
if to the Purchaser:

J.P. Morgan SE
Taunustor 1 (TaunusTurm)
60310 Frankfurt am Main
Federal Republic of Germany

Attention:
Equity Syndicate Desk
Email:
              ECM_-_Europe_Syndicate_Desk@jpmorgan.com

12         Recognition of U.S. Special Resolution Regimes

12.1    In the event that the Purchaser is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

12.2      In the event that the Purchaser that is a Covered Entity or a Covered Affiliate of the Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

12.3      For the purposes of this Clause 12, the following definitions shall apply:

"Covered Affiliate" has the meaning assigned to the term "affiliate" in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

"Covered Entity" means any of the following:

(i)         a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

"U.S. Special Resolution Regime" means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
12

13
Miscellaneous

13.1
This Agreement shall be governed by, and construed in accordance with, the laws of Germany.

13.2
Any non-contractual rights and obligations arising out of or in connection with this Agreement shall also be governed by the laws of Germany.

13.3
Place of performance is Frankfurt am Main, Germany.

13.4
Any action or other legal proceedings (the "Proceedings") arising out of or in connection with this Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Germany. Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

13.5
Any provision of this Agreement, including this Clause 13.5, may be amended or supplemented only if the Seller and the Purchaser so agree in writing.

13.6
For purposes of identifying the contracting party and beneficial owner pursuant to § 3(1) German AML law (Geldwäschegesetz - GwG), the Seller confirms that it conducts the arrangement made by this Agreement for its own account.

13.7
The Seller acknowledges and agrees that the Purchaser is acting solely pursuant to a contractual relationship with the Seller on an arm's-length basis with respect to the Transaction and that in connection with the Transaction and the process leading to such transaction, the Purchaser has not acted as and is not a financial adviser or a fiduciary of the Seller or the Seller's stockholders, creditors, employees, Affiliates or any other party. The Purchaser has not assumed and will not assume an advisory or fiduciary responsibility in favour of the Seller with respect to the Transaction or the process leading to the Transaction (irrespective of whether the Purchaser has advised or is currently advising the Seller on other matters) and the Purchaser has no obligation to the Seller with respect to the Transaction except the obligations expressly set out in this Agreement. The Seller further acknowledges and agrees that the Purchaser and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Seller and that the Purchaser has not provided any legal, accounting, regulatory or tax advice with respect to the Transaction. The Seller confirms that it has consulted its own legal, accounting, regulatory and tax advisers to the extent it deemed appropriate.

Signature Page to the
Share Purchase Agreement

This Agreement has been entered into on the date first above written.

FRESENIUS SE & CO. KGAA
represented by FRESENIUS MANAGEMENT SE, its general partner

	/s/ Sara Hennicken		/s/ Thomas Neidert
By:	Sara Hennicken,CFO	By:	Thomas Neidert, SVP Group Treasury

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Signature Page to the
Share Purchase Agreement

This Agreement has been entered into on the date first above written.

J.P. Morgan SE

	/s/ Michele Iozzolino		/s/ Karsten Schönfelder
By:	Michele Iozzolino Managing Director	By:	Karsten Schönfelder Executive Director

S-2